Exhibit 10.2

PERFORMANCE STOCK UNIT AWARD AGREEMENT

APPLIED DIGITAL CORPORATION

This Performance Stock Unit Award Agreement (the “Agreement” or “Award Agreement”), dated as of the “Award Date” set forth in the attached Exhibit A, is entered into between Applied Digital Corporation, a Nevada corporation (the “Company”), and the individual named in Exhibit A hereto (the “Participant”).

WHEREAS, the Company desires to provide the Participant with an opportunity to acquire the Company’s common shares, par value $0.001 per share (the “Common Stock”), and thereby provide additional incentive for the Participant to promote and participate in the progress and success of the business of the Company; and

WHEREAS, to give effect to the foregoing intention, the Company desires to award the Participant Performance Stock Units pursuant to Section 11 of the Applied Digital Corporation 2024 Omnibus Equity Incentive Plan (as amended, restated or otherwise modified from time to time, the “Plan”).

NOW, THEREFORE, the following provisions apply to this Award:

1. Award. The Company hereby awards the Participant the number of Performance Stock Units (each a “PSU”, and collectively the “PSUs”) set forth in Exhibit A. Such PSUs shall be subject to the terms and conditions set forth in this Agreement and the provisions of the Plan, the terms of which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Plan.

2. Vesting and Settlement.

(a) Vesting. Except as otherwise provided in this Agreement, the PSUs shall vest in accordance with the vesting schedule set forth in Exhibit A, provided that the Participant remains in Continuous Service through each applicable vesting date.

(b) Settlement. For each PSU that becomes vested in accordance with this Agreement, the Company shall issue and deliver to the Participant one share of Common Stock. Such shares shall be issued and delivered as soon as administratively practicable following the vesting date of each such PSU, but in no event later than March 15 of the year following the year in which such vesting date occurs. Except as provided above, in the event that the Participant ceases to be in Continuous Service, any PSUs that have not vested as of the date of such cessation of service shall be forfeited. If requested by the Participant, delivery of shares may be effected by book-entry credit to the Participant’s brokerage account.

3. No Rights as Stockholder. The Participant shall not be entitled to any of the rights of a stockholder with respect to any share of Common Stock that may be acquired following vesting of a PSU unless and until such share of Common Stock is issued and delivered to the Participant. Without limitation of the foregoing, the Participant shall not have the right to vote any share of Common Stock to which a PSU relates and shall not be entitled to receive any dividend attributable to such share of Common Stock for any period prior to the issuance and delivery of such share to Participant.

4. Restrictive Covenants. The PSUs shall be subject to forfeiture at the election of the Company, without payment of consideration, in the event that the Participant breaches that certain Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement dated October 15, 2024 to which the Company and the Participant are a party (as may be amended, restated, or otherwise modified from time to time) (the “Covenants Agreement”), or any other agreement between the Participant and the Company with respect to noncompetition, nonsolicitation, nondisparagement, assignment of inventions and contributions and/or nondisclosure obligations of the Participant.

5. Transfer Restrictions. Neither this Agreement nor the PSUs may be sold, assigned, pledged or otherwise transferred or encumbered without the prior written consent of the Committee and any purported sale, assignment, pledge, transfer or encumbrance shall be null and void ab initio. Without limitation of the foregoing, no shares of Common Stock issued with respect to the PSUs may be sold, assigned, pledged or otherwise transferred or encumbered for two (2) years from the date of issuance and any purported sale, assignment, pledge, transfer or encumbrance shall be null and void ab initio; provided, however, this sentence shall not apply with respect to any such shares of Common Stock withheld by the Company to satisfy tax withholding obligations pursuant to Section 8 hereof; provided, further, however, that this sentence shall not apply with respect to any transfer by instrument to an inter vivos or testamentary trust (or other entity) in which such shares of Common Stock are to be passed to the Participant’s designated beneficiaries.

6. Acceptance. To accept the PSUs, please execute and return this Agreement where indicated (including acceptance via an electronic platform maintained by the Company or a third party administrator engaged by the Company) no later than six (6) months from the Award Date (the “Acceptance Deadline”). By executing this Agreement and accepting your PSUs, you will have agreed to all the terms and conditions set forth in this Agreement and the Plan. The grant of the PSUs will be considered null and void, and acceptance of the PSUs will be of no effect, if you do not execute and return this Agreement by the Acceptance Deadline.

7. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation hereunder to issue or deliver certificates evidencing shares of Common Stock shall be subject to the terms of all Applicable Laws.

8. Withholding Taxes. The Participant shall pay in cash to the Company, or make provision satisfactory to the Company for payment of, the minimum statutory amount required to satisfy all federal, state and local income tax withholding requirements and the Participant’s share of applicable employment withholding taxes in connection with the issuance and deliverance of shares of Common Stock following vesting of PSUs, in any manner permitted by the Plan. If permissible under Applicable Law, the minimum federal, state, and local and foreign income, payroll, employment and any other applicable taxes which the Company determines must be withheld with respect to the PSUs (“Tax Withholding Obligation”) may be satisfied by shares of Common Stock being sold on the Participant’s behalf at the prevailing market price pursuant to such procedures as the Company may specify from time to time, including through a broker-assisted arrangement (it being understood that the shares of Common Stock to be sold must have vested pursuant to the terms of this Agreement and the Plan). In addition to shares of Common Stock sold to satisfy the Tax Withholding Obligation, additional shares of Common Stock may be sold to satisfy any associated broker or other fees. The proceeds from any sale will be used to satisfy the Participant’s Tax Withholding Obligation arising with respect to the PSUs and any associated broker or other fees. Only whole shares of Common Stock will be sold. Any proceeds from the sale of shares of Common Stock in excess of the Tax Withholding Obligation and any associated broker or other fees will be paid to the Participant in accordance with procedures the Company may specify from time to time.

The Committee may also permit the Participant to satisfy the Participant’s Tax Withholding Obligation by (i) delivering to the Company shares of Common Stock that the Participant owns and that have vested with a fair market value equal to the amount required to be withheld, (ii) having the Company withhold otherwise deliverable shares of Common Stock having a value equal to the minimum amount statutorily required to be withheld, (iii) payment by Participant in cash, or (iv) such other means as the Committee deems appropriate.

No shares of Common Stock shall be issued with respect to PSUs unless and until satisfactory arrangements acceptable to the Company have been made by the Participant with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to the PSUs.

9. Investment Purpose. Any and all shares of Common Stock acquired by the Participant under this Agreement will be acquired for investment for the Participant’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such shares of Common Stock within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Participant shall not sell, transfer or otherwise dispose of such shares unless they are either (1) registered under the Securities Act and all applicable state securities laws, or (2) exempt from such registration in the opinion of Company counsel.

10. Securities Law Restrictions. Regardless of whether the offering and sale of shares of Common Stock issuable to the Participant pursuant to this Agreement and the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its sole and absolute discretion may impose restrictions upon the sale, pledge or other transfer of such shares of Common Stock (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary in order to achieve compliance with Applicable Laws.

11. Lock-Up Agreement. The Participant, in the event that any shares of Common Stock which become deliverable to Participant with respect to PSUs at a time during which any directors or officers of the Company have agreed with one or more underwriters not to sell securities of the Company, shall enter into an agreement, in form and substance satisfactory to the Company, pursuant to which the Participant shall agree to restrictions on transferability of the shares of such Common Stock comparable to the restrictions agreed upon by such directors or officers of the Company.

12. Participant Obligations. The Participant should review this Agreement with his or her own tax advisors to understand the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents, if any, made to the Participant. The Participant (and not the Company) shall be responsible for the Participant’s own tax liability arising as a result of the transactions contemplated by this Agreement.

13. No Guarantee of Continued Service. Nothing in this Agreement or the Plan confers on the Participant any right to remain in Continuous Service, nor shall it affect in any way any right of the Participant or the Company to terminate the Participant’s service relationship.

14. Notices. Notices or communications to be made hereunder shall be in writing and shall be delivered in person, by registered mail, by confirmed facsimile or by a reputable overnight courier service to the Company at its principal office or to the Participant at his or her address contained in the records of the Company. Alternatively, notices and other communications may be provided in the form and manner of such electronic means as the Company may permit.

15. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire Agreement with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and except as provided in the Plan (including, without limitation, Sections 3.2, 4.3, 11.3 and 14.1 thereof) or this Agreement, may not be modified in a manner material and adverse to the Participant’s interest except by means of a writing signed by the Company and the Participant. In the event of any conflict between this Award Agreement and the Plan, the Plan shall be controlling. This Award Agreement shall be construed under the laws of the State of Texas, without regard to conflict of laws principles.

16. Opportunity for Review. The Participant and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement. The Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Award Agreement. The Participant further agrees to promptly notify the Company upon any change in Participant’s residence address.

17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective permitted successors, assigns, heirs, beneficiaries and representatives.

18. Section 409A Compliance. To the extent that this Agreement and the award of PSUs hereunder are or become subject to the provisions of Section 409A of the Code, the Company and the Participant agree that this Agreement may be amended or modified by the Company, in its sole and absolute discretion and without the Participant’s consent, as appropriate to maintain compliance with the provisions of Section 409A of the Code.

19. Recoupment. Notwithstanding anything to the contrary contained herein, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company, as in effect from time to time, or as is otherwise required by Applicable Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in Exhibit A.

APPLIED DIGITAL CORPORATION

By:	/s/ Mark Chavez
Name:	Mark Chavez
Title:	General Counsel

PARTICIPANT

/s/ Saidal Mohmand
Name:	Saidal Mohmand

EXHIBIT A

APPLIED DIGITAL CORPORATION

PERFORMANCE STOCK UNIT AWARD AGREEMENT

(a). Participant’s Name: Saidal Mohmand

(b). Award Date: February 6, 2026

(c). Number of Performance Stock Units Granted: 750,000

(d). Vesting Schedule: The PSUs shall vest as follows, in each case, subject to the Participant’s continued full-time employment with the Company in a role approved by the Board through the applicable vesting date:

(i)	375,000 of the PSUs (the “Tranche One PSUs”) shall vest upon the Company achieving NOI (as defined below) of no less than one-billion dollars ($1,000,000,000) on a trailing twelve-month basis (the “First NOI Target”).

(ii)	375,000 of the PSUs (the “Tranche Two PSUs”) shall vest upon the Company achieving NOI of no less than two-billion dollars ($2,000,000,000) on a trailing twelve-month basis (the “Second NOI Target”, or together with the First NOI Target, the “NOI Targets”).

For purposes of this Agreement, “NOI” shall mean the Company’s consolidated rental revenue less all related rental property operating expenses, property taxes and insurance expenses from the Company’s HPC Hosting Business segment for the period in question (as determined by the Committee based on information provided by management and amounts reflected, if any, in the Company’s consolidated statement of operations for the applicable period); the foregoing items shall exclude any amounts attributable to joint venture partners. NOI shall be determined in accordance with paragraph (g)(i) below.

Each NOI Target shall be subject to adjustment in accordance with Section 4.3 (Adjustments) of the Plan. Only NOI earned on or prior to February 28, 2031 (the “Forfeiture Date”) may be considered for purposes of determining whether the NOI Targets have been achieved.

In the event any or all of the NOI Targets have not been achieved or deemed to be achieved on or prior to the Forfeiture Date, the PSUs that are eligible to vest based on achievement of the applicable NOI Target that was not achieved or deemed to have been achieved shall automatically, without further action, notice, or deed, be forfeited, without payment of consideration therefor, effective upon the Forfeiture Date.

(e). Change in Control: If, upon consummation of a Change in Control prior to the Forfeiture Date, any PSUs had not previously vested, then, notwithstanding paragraph (d) above, such PSUs shall vest if, and only if Contracted NOI (as defined below), equals or exceeds no less than sixty percent (60%) the applicable NOI Target, in which case, such NOI Target shall be deemed achieved. With respect to each NOI Target for which there has been no less than sixty percent (60%) achievement, determined based on Contracted NOI, a ratable number of PSUs shall vest in an amount equal to the product of (A) the percentage of the applicable NOI Target deemed achieved upon consummation of such Change in Control, but not to exceed one hundred percent (100%) achievement, multiplied by (B) the number of PSUs that vest upon achievement of one-hundred-percent (100%) of such NOI Target. For avoidance of doubt, achievement of the Second NOI Target shall be measured based on aggregate Contracted NOI, and not measured solely with respect to Contracted NOI in excess of the First NOI Target.

By way of example, if (i) a Change in Control is consummated on or prior to the Forfeiture Date, and no PSUs have vested prior to the consummation of such Change in Control, and (ii) the Contracted NOI is one billion two hundred million dollars ($1,200,000,000), then (A) the Tranche One PSUs would vest in full upon consummation of such Change in Control, to the extent not previously vested, and (B) the first 225,000 of Tranche Two PSUs would vest, to the extent not previously vested.

For purposes of this Agreement, “Contracted NOI” shall mean NOI projected to be earned by the Company on a consolidated basis over the twelve (12) full calendar month period starting with the thirteenth (13th) and ending with the twenty-fourth (24th) full calendar month after consummation of the Change in Control, calculated based on the Company’s consolidated financial performance, without giving effect to the Change in Control, from the critical IT load contracted for pursuant to all contracts, licenses, leases, or service agreements entered into by the Company (or any Subsidiary or Affiliate thereof) in effect as of the consummation of such Change in Control, as determined by the Committee in good faith, taking into account information provided by management, projections or models used, relied upon or approved by the Board in the Change in Control, or such other information determined appropriate by the Committee.

For avoidance of doubt, any PSUs that do not vest in accordance with this Section (e) shall automatically, without further action, notice, or deed, be forfeited upon the consummation of such Change in Control, without payment of consideration therefor.

(f). Termination:

In the event that the Participant’s full-time employment with the Company in a role approved by the Board terminates without Cause (as defined in that certain Offer of Continued Employment between the Company and the Participant dated October 11, 2024 (as amended, restated, or otherwise modified from time to time, the “Offer Letter”)), for Good Reason (as defined below), due to death, or due to Disability (as defined below) (each, a “Qualifying Termination”), subject to the Participant’s (or the Participant’s estate’s or personal representative’s, as applicable) timely delivery and non-revocation of an executed release of claims in a form provided by the Company that becomes effective and irrevocable within sixty (60) days of such Qualifying Termination, or such shorter time period set forth in such release (the “Release”) and the continued compliance of the Participant, or the Participant’s estate or personal representative, with the terms and conditions of the Offer Letter, the Covenants Agreement, and the Release, as applicable, any then unvested PSUs shall initially remain outstanding. If, on or prior to the earlier of (i) the twelve (12)-month anniversary of the date of such Qualifying Termination, or (ii) the Forfeiture Date, either NOI Target is achieved (that was not previously achieved), the PSUs that are eligible to vest based on the achievement of such NOI Target shall vest upon such achievement. If during such period either NOI Target is not achieved, any PSUs that are eligible to vest based on the achievement of such NOI Target shall immediately be forfeited for no consideration at the end of such period. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, in the event of a Change in Control following such Qualifying Termination, vesting of any then-unvested PSUs shall be determined in accordance with paragraph (e) of this Exhibit A, and any PSUs that do not vest in accordance with such paragraph (e) shall be forfeited in accordance with such paragraph (e).

For purposes of this Agreement, “Disability” shall mean the Participant becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the Participant’s duties.

For purposes of this Agreement, “Good Reason” shall mean any one of the following that occurs without the Participant’s prior written consent: (i) a material reduction in the Participant’s authorities, duties, responsibilities, or position and title; (ii) a material reduction by the Company of the Participant’s Base Salary (as defined in the Offer Letter) or target Annual Bonus (as defined in the Offer Letter), other than a reduction in the Participant’s Base Salary that (A) is in connection with a Company-wide cost reduction program, and (B) is no greater than the percentage reduction applicable to other senior executives of the Company (a “Permitted Reduction”); provided, however, no Permitted Reduction shall be permitted within the eighteen (18)-month period following the consummation of a Change in Control; (iii) the relocation of the Participant’s principal place of employment by more than thirty-five (35) miles from its location as of the Award Date (excluding any travel in furtherance of the performance of the Participant’s duties from time to time); or (iv) a material breach by the Company of the Offer Letter or any written equity award agreement to which the Company and the Participant are a party.

Notwithstanding the foregoing, no Good Reason will have occurred unless and until: (i) the Participant has provided the Company, within sixty (60) days of the date that the Participant knows or should have known of the Good Reason event, written notice reasonably summarizing the applicable facts and circumstances underlying such finding of Good Reason; (ii) the Company or the successor company fails to cure such condition within sixty (60) days after receiving such written notice (the “Cure Period”) or, in the event that such grounds cannot be corrected within the Cure Period, the Company has not taken all reasonable steps within the Cure Period to correct such grounds as promptly as practicable thereafter, and (iii) the Participant’s resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period.

(g). Miscellaneous: Notwithstanding anything in this Agreement to the contrary:

(i) The principal accounting officer of the Company, or his or her designee, shall track NOI and shall report to the Committee monthly beginning on the Award Date and continuing with each subsequent full calendar month until the Forfeiture Date about the status of the achievement of the NOI Targets with reasonably detailed calculations of NOI for the month then ended and the trailing twelve (12)-month period then ended, as well as a statement of whether either NOI Target has been achieved for the Committee’s review. If such report reflects that either NOI Target has been achieved, the Committee shall then convene promptly, and in any event within ten (10) business days, to review such report. The Committee may request additional information from the principal accounting officer of the Company, or his or her designee, which the principal accounting officer, or his or her designee, shall promptly provide. The Committee may also request additional information from the Company’s auditor or other external accountant. If the Committee confirms that such NOI Target has been achieved, the Committee shall pass a resolution promptly thereafter confirming the achievement of the NOI Target. The NOI Target shall be deemed achieved upon the last day of the calendar month with respect to which such NOI Target was achieved, and the applicable shares of Common Stock shall promptly after any such resolution is duly adopted (and in all events no later than March 15 of the year following the year in which such NOI Target is achieved) be issued to the Participant in accordance with the terms and conditions of this Agreement; and

(ii) nothing in this Agreement or otherwise shall obligate the Company to take any action with respect to the PSUs or otherwise, to vest any of the PSUs, to permit the PSUs to be earned and vested other than in accordance with the terms hereof or to grant any waivers of the terms of this Agreement, regardless of what actions the Company, the Board or the Committee may take or waivers the Company, the Board or the Committee may grant under the terms of or with respect to any PSU now or hereafter granted to any other person or any other PSU granted to the Participant. For avoidance of doubt, (i) the Company shall have no liability or obligation in the event that any or all of the NOI Targets are not met, and (ii) the Company shall be free to conduct its business operations in a manner determined by the Board and/or the Company’s management without regard to the achievement of the NOI Targets.

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